[LETTERHEAD]


                       Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 30, 1998, relating to the financial statements of The Ramirez Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in such Prospectus and the heading "Independent Accountants" in such Statement of Additional Information.



/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
November 25, 1998